Exhibit 5.1

October 25, 2021

Minerva Surgical, Inc.

4255 Burton Drive

Santa Clara, CA 95054

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Minerva Surgical, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 4,844,492 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 2,150,962 Shares reserved for issuance pursuant to equity awards outstanding under the 2008 Stock Plan (the “2008 Plan”), (ii) 2,292,366 Shares reserved for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”) and (iii) 401,164 Shares reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2008 Plan and the 2021 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation